ERNST & YOUNG LLP       Suite 2100                         Phone 310.551.550
                        1999 Avenue of the Stars
                        Los Angeles, California 90067

March 18, 1998

The Board of Directors

Iwerks Entertainment, Inc.

We are aware of the incorporation by reference in the Registration Statement
(Form S-3 No. 333-   ) of Iwerks Entertainment, Inc. for the registration of
299,101 shares of its common stock of our reports dated October 29, 1997 and February 10, 1998, except for Note 8 as to which the date is February 20, 1998, relating to the unaudited condensed consolidated interim financial statements of Iwerks Entertainment, Inc. that are included in its Forms 10-Q for the quarters ended September 30, 1997 and December 31, 1997.


                                     /s/ Ernst & Young LLP

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